UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2006

VISKASE COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3089	95-2677354
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

8205 South Cass Avenue, Suite 115, Darien, Illinois	60561
(Address of principal executive offices)	(Zip Code)

(630) 874-0700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2006, Jon F. Weber resigned from the Board of Directors of Viskase Companies, Inc. (the “Company”). Mr. Weber’s resignation comes in connection with his recent announcement to resign, in order to pursue other opportunities, from his various positions at companies affiliated with Carl C. Icahn, the Company’s principal beneficial stockholder. Mr. Weber’s resignation from the Board of Directors of the Company was not a result of any disagreement with the Company or the Company’s Board of Directors.

Also on December 28, 2006, the Board of Directors of the Company, pursuant to the General Corporation Law of the State of Delaware, elected Mayuran Sriskandarajah to fill the vacancy created by Mr. Weber’s resignation. Since February 2005, Mr. Sriskandarajah, 26, has served as an Analyst at Icahn Associates Corp., an entity controlled by Mr. Icahn. From October 2002 to February 2005, Mr. Sriskandarajah served as a Senior Associate Consultant at Bain & Company, a management consulting firm. Prior to Bain, Mr. Sriskandarajah was an investment banker at Wasserstein, Perella & Company. Mr. Sriskandarajah received an A.B. in Economics from Brown University. Mr. Sriskandarajah has not been named to any committees of the Board of Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISKASE COMPANIES, INC.
By:	/s/ Gordon S. Donovan
Gordon S. Donovan
Vice President and Chief Financial Officer

Date: January 3, 2007